AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
FOR
HEATHER E. BRILLIANT
This Amendment No. 2 is entered into as of the 14th day of November 2023 (this “Amendment”) to amend the Employment Agreement, dated October 26, 2021 (as amended as of March 31, 2023, the “Agreement”), by and between Diamond Hill Capital Management, Inc. (“DHCM”), a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. (“DHIG”, and together with DHCM, the “Employer”), and Heather E. Brilliant (the “Executive”).
WHEREAS, DHIG is a public company whose common shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”), and, as such, DHIG is subject to Nasdaq’s listing standards;
WHEREAS, on October 2, 2023, Nasdaq Rule 5608 went into effect, which requires each company listed on Nasdaq to adopt a policy no later than December 1, 2023, that complies with specifically enumerated requirements governing the recovery of erroneously awarded incentive-based compensation received by its current or former executive officers on or after October 2, 2023;
WHEREAS, on October 30, 2023, the DHIG Board of Directors (the “Board”) adopted the Diamond Hill Investment Group, Inc. Executive Officer Compensation Recoupment and Restitution Policy to comply with Nasdaq Rule 5608 (the “Executive Officer Policy”);
WHEREAS, the Board previously adopted the Diamond Hill Investment Group, Inc. Compensation Recoupment and Restitution Policy, as amended from time to time (the “Employee Policy”), that remains in effect and provides for the recoupment or restitution by the Employer of compensation from all employees, including the Executive, under certain circumstances;
WHEREAS, the second paragraph of Section 3(b) of the Agreement provides, in part, that “[a]ny payments or stock issuance to be made pursuant to this Section 3(b) . . . shall be subject to the Employer’s Compensation Recoupment and Restitution Policy”;
WHEREAS, the Employer and the Executive each desire to amend the second paragraph of Section 3(b) of the Agreement to refer to both the Employee Policy and the Executive Officer Policy; and
WHEREAS, pursuant to Section 18 of the Agreement, the Agreement may be amended only by mutual written agreement executed by the parties that incorporates the provision(s) being amended;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are agreed to by the parties, the Employer and the Executive hereby mutually agree as follows:
1.The second paragraph of Section 3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“Any payments or stock issuance to be made pursuant to this Section 3(b) will be made to the Executive no later than March 15th of the calendar year following the calendar year for which such Incentive Award is payable and shall be subject to the Employer’s compensation clawback, restitution, recoupment, or recovery policies. The Employer may prorate any such Incentive Award where appropriate.”

2.This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed therein, without giving effect to the conflict of laws principles thereof.
3.This Amendment may be executed, including by electronic signature, in one or more counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
4.All capitalized terms used but not defined in this Amendment shall have the meaning assigned to them in the Agreement. All other provisions, terms and conditions contained in the Agreement, as amended to date, shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers or agents to become effective as of the day and year set forth above.

DIAMOND HILL CAPITAL MANAGEMENT, INC.

By:

Title:

Date: November 14, 2023

HEATHER E. BRILLIANT

By:

Date: November 14, 2023

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